Exhibit 99.1

B&G Foods Reports Strong Net Sales for First Quarter 2021

— Net Sales Increased 12.4% for First Quarter 2021 —

Parsippany, N.J., May 11, 2021—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the first quarter of 2021.

Executive Summary (vs. First Quarter of 2020 where applicable):

●	Net sales increased 12.4% to $505.1 million, driven by the Crisco acquisition and continued strong base business net sales
●	Diluted earnings per share decreased 6.8% to $0.41
●	Adjusted diluted earnings per share[1] increased 13.0% to $0.52
●	Net income decreased 4.3% to $26.9 million
●	Adjusted net income[1] increased 16.7% to $34.1 million
●	Adjusted EBITDA[1] increased 15.2% to $92.9 million
●	Adjusted EBITDA before COVID-19 expenses[1] increased 18.5% to $95.8 million
●	Net sales guidance reaffirmed at a range of $2.05 billion to $2.10 billion

Commenting on the results, David L. Wenner, Interim President and Chief Executive Officer of B&G Foods, stated, “Overall, the first quarter of 2021 played out much as we expected, with substantial net sales gains for the first ten weeks of the quarter and then tough comparisons in the last few. The last two weeks of the first quarter of 2020 essentially saw four weeks of normal sales volume compressed into two as COVID-driven panic buying commenced. In total for the first quarter of 2021, we achieved record first quarter net sales of $505.1 million, a 12.4% increase from the first quarter of 2020. Base business net sales, which excludes the Crisco acquisition completed last December, were virtually flat versus first quarter 2020. U.S. base business net sales were up 2.5% while international base business net sales – predominantly Canada – brought overall base business net sales to a slight negative. Despite the tough comparisons and supply chain constraints for certain of our brands, most notably Green Giant canned products, our net sales across our portfolio remained strong as compared to 2019, especially in areas such as baking and spices & seasonings. Foodservice net sales strengthened as well, helping overall performance. Although demand for our brands remains strong, we expect our base business net sales for the second quarter to trend much closer to our 2019 net sales than our 2020 net sales, given the extraordinary demand in last year’s second quarter at the height of the pandemic.”

Mr. Wenner continued, “The first quarter was our first full quarter of ownership of the Crisco brand and we were very pleased with its performance. At $58.1 million in net sales it is tracking to our expectations, and margins were accretive to our overall results. We do face temporary cost challenges with the brand, as the cost of oils used in the products has more than doubled since this time last year. But we view these very high levels as an anomaly that we expect will ease over time. Meanwhile we own what we see as an iconic brand that fits well with our portfolio of products related to baking at home, a revitalized consumer behavior.”

1	Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted diluted earnings per share,” “adjusted net income,” “EBITDA,” “adjusted EBITDA,” “adjusted EBITDA before COVID-19 expenses” and “base business net sales,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

Financial Results for the First Quarter of 2021

Net sales for the first quarter of 2021 increased $55.7 million, or 12.4%, to $505.1 million from $449.4 million for the first quarter of 2020. Net sales of Crisco, acquired on December 1, 2020, contributed $58.1 million to the Company’s net sales for the quarter.

Base business net sales1 for the first quarter of 2021 decreased $2.5 million, or 0.6%, to $446.9 million from $449.4 million for the first quarter of 2020. Base business net sales in the first quarter of 2021 continued to benefit from very strong demand for the Company’s products. Significant year-over-year base business net sales gains in January and February were offset by a year-over-year decrease in base business net sales in March due to the extraordinary COVID-related demand for the Company’s products and pantry loading in March 2020. Although demand remains strong and base business net sales are expected to continue to outpace fiscal 2019 levels, the Company expects base business net sales to decline year-over-year in the second quarter of 2021 given the extraordinary demand and pantry loading at the height of the pandemic. The decrease in base business net sales for the first quarter of 2021 reflected a decrease in unit volume of $9.8 million, partially offset by an increase in net pricing and the impact of product mix of $6.6 million and the positive impact of foreign currency of $0.7 million.

Net sales of the Company’s spices & seasonings2 increased $30.0 million, or 41.2%; net sales of Maple Grove Farms increased $2.3 million, or 12.1%; and net sales of Ortega increased $0.2 million, or 0.4%, in the first quarter of 2021, as compared to the first quarter of 2020. Net sales of Green Giant (including Le Sueur) decreased $25.9 million, or 16.4%; net sales of Clabber Girl decreased $1.3 million, or 6.8%; and net sales of Cream of Wheat decreased $0.7 million, or 4.0%, in the first quarter of 2021, as compared to the first quarter of 2020. Net sales of all other brands in the aggregate decreased $7.1 million, or 5.6%, for the first quarter of 2021.

Gross profit was $117.8 million for the first quarter of 2021, or 23.3% of net sales. Excluding the negative impact of $5.5 million of acquisition/divestiture-related expenses, the amortization of acquisition-related inventory fair value step-up and non-recurring expenses included in cost of goods sold during the first quarter of 2021, the Company’s gross profit would have been $123.3 million, or 24.4% of net sales. Gross profit was $104.9 million for the first quarter of 2020, or 23.3% of net sales. Excluding the negative impact of $2.3 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the first quarter of 2020, the Company’s gross profit would have been $107.2 million, or 23.9% of net sales.

Selling, general and administrative expenses increased $10.4 million, or 26.0%, to $50.4 million for the first quarter of 2021 from $40.0 million for the first quarter of 2020. The increase was composed of increases in warehousing expenses of $4.1 million, consumer marketing expenses of $4.0 million, acquisition/divestiture-related and non-recurring expenses of $1.9 million and general and administrative expenses of $1.3 million, partially offset by a decrease in selling expenses of $0.9 million. The increase in warehousing expenses was primarily driven by the Crisco acquisition and customer fines related to COVID-19 shortages and delays. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 1.1 percentage points to 10.0% for the first quarter of 2021, compared to 8.9% for the first quarter of 2020.

Net interest expense increased $1.0 million, or 3.6%, to $27.0 million for the first quarter of 2021 from $26.0 million in the first quarter of 2020. The increase was primarily attributable to an increase in average long-term debt outstanding during the first quarter of 2021 as compared to the first quarter of 2020, primarily as a result of incremental borrowings the Company made in the fourth quarter of 2020 to fund the Crisco acquisition and related fees and expenses. The increase in net interest expense was partially offset by a lower effective cost of borrowing during the first quarter of 2021.

2	Includes the spices & seasoning brands acquired in the fourth quarter of 2016, as well as the Company’s legacy spices & seasonings brands, such as Dash and Ac’cent.

The Company’s net income was $26.9 million, or $0.41 per diluted share, for the first quarter of 2021, compared to net income of $28.1 million, or $0.44 per diluted share, for the first quarter of 2020. Although operating income increased in the first quarter of 2021, largely driven by the Crisco acquisition, the increase was offset by an increase in income tax expense. The Company’s net income in the first quarter of 2020 benefited from a discrete tax benefit of $2.3 million related to the U.S. CARES Act. The Company’s adjusted net income for the first quarter of 2021, which excludes, among other things, the impact of the discrete tax benefit received in the first quarter of 2020, was $34.1 million, or $0.52 per adjusted diluted share, compared to $29.2 million, or $0.46 per adjusted diluted share, for the first quarter of 2020.

For the first quarter of 2021, adjusted EBITDA was $92.9 million, an increase of $12.2 million, or 15.2%, compared to $80.7 million for the first quarter of 2020. The increase in adjusted EBITDA was primarily attributable to increased net sales, primarily resulting from the Crisco acquisition. Adjusted EBITDA as a percentage of net sales was 18.4% for the first quarter of 2021, compared to 18.0% in the first quarter of 2020.

For the first quarter of 2021, adjusted EBITDA before COVID-19 expenses was $95.8 million, an increase of $15.0 million, or 18.5%, compared to $80.8 million for fiscal 2020. COVID-19 expenses of $2.9 million and $0.2 million for the first quarter of 2021 and the first quarter of 2020, respectively, include temporary enhanced compensation for the Company’s manufacturing employees, compensation the Company continues to pay manufacturing employees while in quarantine (which is incremental to the compensation the Company pays to the manufacturing employees who produce the Company’s products while others are in quarantine), and expenses relating to other precautionary health and safety measures. Adjusted EBITDA before COVID-19 expenses as a percentage of net sales was 19.0% for the first quarter of 2021, compared to 18.0% in the first quarter of 2020.

Full Year Fiscal 2021 Guidance

B&G Foods reaffirmed its net sales guidance for full year fiscal 2021. Net sales, which will be positively impacted by a full twelve months of ownership of the Crisco brand, are expected to be approximately $2.05 billion to $2.10 billion.

B&G Foods continues to see strong consumer demand for its products and expects to see commensurate elevated levels of net sales throughout the remainder of fiscal 2021. The Company has also seen and expects to continue to see cost inflation for various inputs, including ingredients, packaging and transportation. The Company has initiated various revenue enhancing activities and cost savings initiatives to offset these costs but there can be no assurance at this point of the ultimate effectiveness of these activities and initiatives. Because the Company’s management is not able to fully estimate the impact COVID-19, cost inflation and the Company’s cost inflation mitigation efforts will have on the Company’s results for the remainder of fiscal 2021, the Company is unable at this time to provide more detailed guidance for full year fiscal 2021. The ultimate impact of the COVID-19 pandemic on the Company’s business will depend on many factors, including, among others: how long social distancing and stay-at-home and work-from home policies and recommendations remain in effect; whether additional waves of COVID-19 will affect the United States and the rest of North America; the Company’s ability to continue to operate its manufacturing facilities, maintain its supply chain without material disruption, procure ingredients, packaging and other raw materials when needed despite unprecedented demand in the food industry; the extent to which macroeconomic conditions resulting from the pandemic and the pace of the subsequent recovery may impact consumer eating and shopping habits; and the extent to which consumers continue to work remotely even after the pandemic subsides and how that may impact consumer habits.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, May 11, 2021 to discuss first quarter 2021 financial results. The live audio webcast of the conference call can be accessed at www.bgfoods.com/investor-relations. A replay of the webcast will be available following the conference call through the same link.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income” (net income adjusted for certain items that affect comparability), “adjusted diluted earnings per share,” (diluted earnings per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt), “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on sale of assets) and non-recurring expenses, gains and losses) and “adjusted EBITDA before COVID-19 expenses” (adjusted EBITDA as adjusted for COVID-19 expenses) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP) in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses, and a reconciliation of EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses to net income and to net cash provided by operating activities, is included below for the first quarter of 2021 and 2020, along with the components of EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses. Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Bear Creek, Cream of Wheat, Crisco, Dash, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales and overall expectations for the second quarter and full year fiscal 2021 and beyond, and B&G Foods’ expectations regarding the Crisco acquisition and integration. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the impact of the COVID-19 pandemic on the Company’s business, including, without limitation, the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption; whether and when the Company will be able to realize the expected financial results and accretive effect of the Crisco acquisition, and how customers, competitors, suppliers and employees will react to the acquisition; the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; the Company’s ability to successfully complete the integration of recent or future acquisitions into the Company’s enterprise resource planning (ERP) system; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act and the U.S. CARES Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	April 3,	January 2,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$43,128	$52,182
Trade accounts receivable, net	136,265	132,935
Inventories	497,481	492,804
Prepaid expenses and other current assets	38,083	43,619
Income tax receivable	14,439	15,761
Total current assets	729,396	737,301

Property, plant and equipment, net	360,214	371,854
Operating lease right-of-use assets	30,909	32,216
Goodwill	644,801	644,747
Other intangible assets, net	1,965,897	1,971,326
Other assets	5,859	5,948
Deferred income taxes	4,128	4,178
Total assets	$3,741,204	$3,767,570

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$125,165	$126,537
Accrued expenses	40,565	77,460
Current portion of operating lease liabilities	9,952	11,034
Income tax payable	1,134	101
Dividends payable	30,757	30,520
Total current liabilities	207,573	245,652

Long-term debt	2,329,994	2,334,086
Deferred income taxes	299,456	293,121
Long-term operating lease liabilities, net of current portion	23,541	23,959
Other liabilities	40,026	38,875
Total liabilities	2,900,590	2,935,693

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 64,752,511 and 64,252,859 shares issued and outstanding as of April 3, 2021 and January 2, 2021, respectively	648	643
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(35,756)	(35,594)
Retained earnings	875,722	866,828
Total stockholders’ equity	840,614	831,877
Total liabilities and stockholders’ equity	$3,741,204	$3,767,570

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	April 3,	March 28,
	2021	2020
Net sales	$505,134	$449,370
Cost of goods sold	387,340	344,454
Gross profit	117,794	104,916

Operating expenses:
Selling, general and administrative expenses	50,379	39,973
Amortization expense	5,436	4,723
Operating income	61,979	60,220

Other income and expenses:
Interest expense, net	26,969	26,039
Other income	(1,091)	(453)
Income before income tax expense	36,101	34,634
Income tax expense	9,223	6,542
Net income	$26,878	$28,092

Weighted average shares outstanding:
Basic	64,583	64,047
Diluted	65,210	64,084

Earnings per share:
Basic	$0.42	$0.44
Diluted	$0.41	$0.44

Cash dividends declared per share	$0.475	$0.475

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Before COVID-19 Expenses to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	First Quarter Ended
	April 3,	March 28,
	2021	2020
Net income	$26,878	$28,092
Income tax expense	9,223	6,542
Interest expense, net	26,969	26,039
Depreciation and amortization	20,291	15,534
EBITDA(1)	83,361	76,207
Acquisition/divestiture-related and non-recurring expenses(2)	4,510	4,483
Amortization of acquisition-related inventory step-up(3)	5,054	—
Adjusted EBITDA(1)	92,925	80,690
COVID-19 expenses(4)	2,891	150
Adjusted EBITDA before COVID-19 expenses(1)	95,816	80,840
Income tax expense	(9,223)	(6,542)
Interest expense, net	(26,969)	(26,039)
Acquisition/divestiture-related and non-recurring expenses(2)	(4,510)	(4,483)
Amortization of acquisition-related inventory step-up(3)	(5,054)	—
Net (gain)/loss on sales and disposals of property, plant, and equipment	(26)	2
Deferred income taxes	6,188	14,397
Amortization of deferred debt financing costs and bond discount/premium	1,141	898
Share-based compensation expense	723	423
Changes in assets and liabilities, net of effects of business combinations	(29,175)	(1,768)
Net cash provided by operating activities	$26,020	$57,578

(1)	EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of assets); and non-recurring expenses, gains and losses, including severance and other expenses relating to the separation of the Company’s former chief executive officer in fiscal 2020 and a workforce reduction in fiscal 2019. The Company defines adjusted EBITDA before COVID-19 expenses as adjusted EBITDA adjusted for COVID-19 expenses.

Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement and the Company’s senior notes indentures contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance. EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are not complete net cash flow measures because EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses may not be comparable to other similarly titled measures of other companies. However, EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(2)	Acquisition/divestiture-related and non-recurring expenses for the first quarter of 2021 of $4.5 million primarily includes acquisition and integration expenses for the Crisco and Clabber Girl acquisitions, and certain cost savings initiatives. Acquisition/divestiture-related and non-recurring expenses for the first quarter of 2020 of $4.5 million primarily includes acquisition and integration expenses for the Clabber Girl and Farmwise acquisitions, and severance and other expenses primarily relating to a workforce reduction in fiscal 2019 and certain cost savings initiatives.
(3)	For the first quarter of 2021, amortization of acquisition-related inventory step-up of $5.1 million primarily relates to the purchase accounting adjustments made to inventory acquired in the Crisco acquisition.
(4)	COVID-19 expenses of $2.9 million and $0.2 million for the first quarter of 2021 and the first quarter of 2020, respectively, primarily include temporary enhanced compensation for the Company’s manufacturing employees; compensation the Company continues to pay manufacturing employees while in quarantine (which is incremental to the compensation the Company pays to the manufacturing employees who produce the Company’s products while others are in quarantine); and expenses relating to other precautionary health and safety measures.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share to Net Income

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	April 3,	March 28,
	2021	2020
Net income	$26,878	$28,092
Acquisition/divestiture-related and non-recurring expenses, net of tax(1)	3,405	3,385
Tax benefit(2)	—	(2,258)
Amortization of acquisition-related inventory step-up, net of tax(3)	3,816	—
Adjusted net income	$34,099	$29,219
Adjusted diluted earnings per share	$0.52	$0.46

(1)	Acquisition/divestiture-related and non-recurring expenses for the first quarter of 2021 primarily includes acquisition and integration expenses for the Crisco and Clabber Girl acquisitions, and certain cost savings initiatives. Acquisition/divestiture-related and non-recurring expenses for the first quarter of 2020 primarily includes acquisition and integration expenses for the Clabber Girl and Farmwise acquisitions, and severance and other expenses primarily relating to a workforce reduction in fiscal 2019 and certain cost savings initiatives.
(2)	The first quarter of 2020 includes a $2.3 million tax benefit associated with the U.S. CARES Act.
(3)	For the first quarter of 2021, amortization of acquisition-related inventory step-up of $5.1 million (or $3.8 million, net of tax) primarily relates to the purchase accounting adjustments made to inventory acquired in the Crisco acquisition.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Base Business Net Sales(1) to Net Sales

(In thousands)

(Unaudited)

	First Quarter Ended
	April 3,	March 28,
	2021	2020
Net sales	$505,134	$449,370
Net sales from acquisitions(2)	(58,256)	—
Base business net sales	$446,878	$449,370

(1)	Base business net sales is a non-GAAP financial measure used by management to measure operating performance. The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued or divested brands. The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date. For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.
(2)	Primarily reflects $58.1 million of net sales for Crisco for the first quarter of 2021 for which there is no comparable period of net sales during the first quarter of 2020. The Crisco acquisition closed on December 1, 2020.